Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE
Greg W. Schafer (investors)
IntraBiotics Pharmaceuticals, Inc.
(650) 845-6204

INTRABIOTICS REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS AND
DECISION TO SUSPEND ACTIVE EVALUATION OF STRATEGIC ALTERNATIVES

PALO ALTO, CA, May 6, 2005 — IntraBiotics Pharmaceuticals, Inc. (Nasdaq: IBPI) today reported financial and operating results for the first quarter ended March 31, 2005, and further reductions in operating expenses including the severance of its remaining employees.

IntraBiotics reported a net loss applicable to common stockholders of $1.1 million for the first quarter of 2005, or $0.13 per basic and diluted share.

In June 2004, the Company discontinued its clinical trial of iseganan following a recommendation of the independent data monitoring committee. Subsequently, the Company terminated its iseganan development program, reduced employee headcount by 60% to six employees, and has been evaluating its strategic options, including mergers, acquisitions, in-licensing opportunities, and liquidation of the Company.

The Company’s management and outside consultants, including Lazard, have considered a variety of strategic alternatives none of which was determined by management and the Board of Directors to be in the best interests of the Company and its shareholders. As a result, the Board of Directors has decided to suspend this active evaluation process, reduce operating expenses to a minimum appropriate level and transition the operations and compliance activities of the Company to outside consultants working on a part-time basis. Management will assist with this transition and will remain until its completion, expected to be in June 2005. The Company expects one-time expenses relating to employee severance and the reduction of operations to be approximately $0.8 million in the second quarter. The Company plans to conduct its affairs in the most financially efficient manner practical for a public company.

“The Board commends and thanks Hank Fuchs for his leadership of the Company during the development of iseganan, the search for superior strategic options following the termination of the iseganan program, and the conservation of cash in the interest of the shareholders,” said Kevin Tang, Director of IntraBiotics.

-More-

The Company is a defendant in securities class action litigation pending in the Federal District Court in Northern California. Since the Company feels strongly that this case is wholly without merit, the Company intends to litigate the case aggressively.

On March 31, 2005, the Company had a total of $49.6 million in cash, cash equivalents, and short-term investments, and recorded liabilities of $0.6 million. Based on current projections, the Company expects cash, cash equivalents and short-term investments at December 31, 2005 to be in the range of $47.5 to $48.5 million. This estimate does not include any costs that may be associated with completing any strategic alternative, liquidation of the Company or the disposition of securities litigation. There can be no assurance that such a range will be achieved, as actual expenditures and interest income may differ significantly from projected levels.

Approximately 10.6 million common equivalent shares were issued and outstanding on March 31, 2005, including 1.6 million shares underlying outstanding convertible preferred stock.

Assuming the net exercise of in-the-money warrants and options at the closing price of the Company’s stock as quoted on the Nasdaq National Market as of March 31, 2005, approximately 11.1 million common equivalent shares would be outstanding on March 31, 2005.

The foregoing statements regarding the estimated cash position as of December 31, 2005, ongoing operating and strategic activities and the potential disposition of pending litigation are forward-looking. Actual results could differ materially, depending on a variety of factors, including the following: actual expenses incurred in employee severance and termination of operating activities; the Company’s ability to retain qualified consultants and related costs; costs associated with being a public company; costs associated with pursuing various strategic alternatives, and pending litigation.

-More-

IntraBiotics Pharmaceuticals, Inc.
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
Operating expenses:
Research and development	$189	$4,459
General and administrative	1,194	1,851

Total operating expenses	1,383	6,310

Operating loss	(1,383)	(6,310)

Interest income	309	73

Net loss	(1,074)	(6,237)

Non-cash dividends on Series A preferred stock	(60)	(65)

Net loss applicable to common stockholders	$(1,134)	$(6,302)

Basic and diluted net loss per share applicable to common stockholders	$(0.13)	$(1.19)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	8,991	5,316

Condensed Balance Sheet Data
(In thousands)
(Unaudited)

	March 31,	December 31,
	2005	2004
Cash, cash equivalents and short-term investments	$49,594	$50,743
Total assets	$49,991	$51,185
Total stockholders’ equity	$49,434	$50,508

###